Exhibit (a)(29)

THORNBURG INVESTMENT TRUST

THIRTIETH AMENDMENT AND SUPPLEMENT TO

AGREEMENT AND DECLARATION OF TRUST

THIS THIRTIETH AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, David A. Ater, David D. Chase, Sally Corning, Susan H. Dubin, Brian J. McMahon, Owen D. Van Essen and James W. Weyhrauch (the “Trustees”).

The Trust was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987. The Trustees created a series, Thornburg Liquidity Management Fund, by the execution of a Twenty-Seventh Amendment and Supplement to Agreement and Declaration of Trust, effective as of December 8, 2014. Section 11.7 of the Agreement and Declaration of Trust permits the Trustees to make certain amendments to the Agreement and Declaration of Trust.

Accordingly, by execution of this Amendment and Supplement, the Trustees change the name of the described series to “Thornburg Capital Management Fund.”

The Trustees effect this amendment as of September 23, 2015 and direct the Trust’s president to file, or cause to be filed, this Amendment and Supplement in the appropriate governmental offices.

Garrett Thornburg	Susan H. Dubin

David A. Ater	Brian J. McMahon

David D. Chase	Owen D. Van Essen

Sally Corning	James W. Weyhrauch